As filed with the Securities and Exchange Commission on June 19, 2000
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                              SPORTSLINE.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

                                 --------------
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
            Delaware                                        7375                             65-0470894
(State or Other Jurisdiction of                (Primary Standard Industrial                (I.R.S. Employer
Incorporation or Organization)                  Classification Code Number)                entification No.)

                                 --------------

                          2200 West Cypress Creek Road
                         Fort Lauderdale, Florida 33309
                                 (954) 351-2120
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)

                                 --------------

                                  Michael Levy
                      President and Chief Executive Officer
                              SportsLine.com, Inc.
                          2200 West Cypress Creek Road
                         Fort Lauderdale, Florida 33309
                                 (954) 351-2120
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

                          Copies of Communications to:
                            Kenneth C. Hoffman, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                              Phone: (305) 579-0500
                               Fax: (305) 579-0717

                                 --------------

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.

                                -----------------

                         CALCULATION OF REGISTRATION FEE
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====================================================================================================================================
-------------------------------------------     Amount to be         Proposed maximum        Proposed maximum          Amount of
          Title of Each Class of               registered (1)       offering price per      aggregate offering     Registration Fee
        Securities to be Registered                                      share (2)                 price (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share             392,095                 $14.50                $5,685,377.50          $1,501(1)
====================================================================================================================================

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.
(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices for the Registrant's common stock as reported on the Nasdaq National Market on June 15, 2000 in accordance with Rule 457 under the Securities Act of 1933.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, preliminary prospectus dated June 19, 2000

PROSPECTUS

                              [Sportsline.com Logo]

                                 392,095 Shares

                                  Common Stock

                            -------------------------

      Selling stockholders who are identified in this prospectus may offer and sell from time to time up to 392,095 shares of common stock of SportsLine.com, Inc. by using this prospectus.

                            -------------------------

      The offering price for the common stock may be the market price for our common stock prevailing at the time of a sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling stockholders determine from time to time.

                            -------------------------

      SportsLine's common stock is traded on the Nasdaq National Market under the ticker symbol "SPLN." On June 16, 2000, the last reported sales price of the common stock was $14.75 per share.

                            -------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -------------------------

                  The date of this Prospectus is ________, 2000






                                TABLE OF CONTENTS
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                                                                                                               Page
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Risk Factors......................................................................................................3
SportsLine.com, Inc..............................................................................................11
Use of Proceeds..................................................................................................12
Issuance of Common Stock to Selling Stockholders.................................................................12
Selling Stockholders.............................................................................................12
Plan of Distribution.............................................................................................13
Legal Matters....................................................................................................14
Experts..........................................................................................................14
Where You Can Find More Information..............................................................................15

                                  RISK FACTORS

      If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following factors, the information contained in this prospectus and the other information that we have referred you to.

      It is especially important to keep these risk factors in mind when you read forward-looking statements. These are statements that relate to future periods and include statements about our:

      o     expected operating results;

      o     market opportunities;

      o     acquisition opportunities;

      o     ability to compete; and

      o     stock price.

      Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Forward-looking statements involve risks and uncertainties, and our actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors.

      Forward-looking statements are current only as of the date of this prospectus. We do not have any obligation to inform you if forward-looking statements, or the circumstances on which they were based on, change.

WE HAVE ONLY BEEN OPERATING OUR BUSINESS SINCE AUGUST 1995

      We were incorporated in February 1994 and commercially introduced our first Web site in August 1995. We first recognized revenue from operations in the quarter ended September 30, 1995. Accordingly, we have a limited operating history upon which you may evaluate us. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the Internet-based advertising, information services and commerce markets. As an early stage online content provider and commerce company, we have an evolving and unpredictable business model, we face intense competition, we must effectively manage our growth and we must respond quickly to rapid changes in customer demands and industry standards. To address these risks, we must provide compelling and original content to our users, we must maintain our existing relationships and effectively develop new relationships with advertisers, advertising agencies and other third parties, we must develop and upgrade our technology and respond to competitive developments, and we must attract, retain and motivate qualified personnel. We may not succeed in addressing these challenges and risks.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE FURTHER LOSSES

      We have incurred significant losses since we began doing business. To date, we have achieved only limited revenue and our ability to generate significant revenue is subject to substantial uncertainty. We may not ever generate sufficient revenue to meet our expenses or achieve or maintain profitability. We incurred net operating losses of $16.1 million during 1996, $34.2 million during 1997, $35.5 million during 1998, and $53.1 million during 1999. As of March 31, 2000, we had an accumulated deficit of $116.7 million. We expect to continue to incur losses for at least the next 24 to 36 months.

      Since inception, we have incurred substantial costs to develop and enhance our technology, to create, introduce and enhance our service offerings, to acquire and develop content, to build traffic on our Web sites, to acquire members, to establish marketing relationships and to build an administrative organization. We intend to continue these efforts and we plan to increase our spending for marketing and for the development and acquisition of content. We have entered into various licensing, royalty and consulting agreements with content providers, vendors, athletes and sports organizations, which agreements provide for consideration in various forms, including issuance of warrants to purchase shares of our common stock and payment of royalties, bounties and certain other guaranteed amounts on a per member and/or a minimum dollar amount basis over terms ranging from one to ten years. Additionally, some of these agreements provide for a specified percentage of advertising and merchandising revenue to be paid to the athlete or organization from whose Web site the revenue is derived. As of December 31, 1999, the minimum guaranteed payments we were required to make under such agreements were $8,797,000. Our minimum guaranteed payments are subject to reduction in the case of certain agreements based upon the appreciation of warrants issued, the value of stock received on exercise of such warrants and the amount of profit sharing earned under the related agreements. Also, we recorded non-cash expense of $14,000,000 and $12,000,000 for the year ended December 31, 1999 and 1998, respectively, related to our agreement with CBS and will record an additional $146,000,000 of non-cash expense over the remaining term of our agreement with CBS. Additionally, as of December 31, 1999, non-cash expense under our agreement with AOL will total $8,726,000 over the remaining term of that agreement.

OUR QUARTERLY RESULTS MAY FLUCTUATE AND OUR FUTURE REVENUES ARE UNPREDICTABLE AND MAY BE SEASONAL

      Due to our limited operating history and the unpredictability of our industry, we cannot accurately forecast our revenue. Our revenues for the foreseeable future will continue to come from a mix of advertising, merchandise sales, membership and premium service fees, content licensing, Web site development and syndication fees. We are likely to experience fluctuations in quarterly revenue and operating results due to the level of advertising revenue within each quarter. We base our current and future expense levels on our investment plans and estimates of future revenues. Our expenses are to a large extent fixed. We may not be able to adjust our spending quickly if our revenues fall short of our expectations.

      Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including:

      o     the level of usage of the Internet,

      o     the level of traffic on our Web sites,

      o     demand for Internet advertising,

      o     seasonal trends in both Internet usage and advertising placements,

      o     the addition or loss of advertisers,

      o     the advertising budgeting cycles of individual advertisers,

      o the number of users that purchase memberships, merchandise or premium services,

      o the amount and timing of capital expenditures and other costs relating to the expansion of our operations,

      o     the introduction of new sites and services by us or our competitors,

      o     price competition or pricing changes in the industry, and

      o general economic conditions and economic conditions specific to the Internet, electronic commerce and online media.

      Furthermore, we expect that our revenue will be higher leading up to and during major U.S. sports seasons and lower at other times of the year, particularly during the summer months. In addition, the effect of such seasonal fluctuations in revenue could be enhanced or offset by revenue associated with major sports events, such as the Olympics and World Cup events, although such events do not occur every year. We believe that advertising sales in traditional media, such as television, generally are lower in the first and third calendar quarters of each year, and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of Internet advertising expenditures could become more pronounced in which case our revenues may be affected by such seasonal and cyclical patterns.

      Due to all of the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that our operating results may fall below the expectations of securities analysts or investors in some future quarter which would likely cause the trading price of our common stock to decline.

WE ARE DEPENDENT UPON OUR RELATIONSHIP WITH CBS TO EXECUTE OUR BUSINESS PLAN

      In March 1997, we entered into a five-year agreement with CBS, pursuant to which our flagship Web site was renamed "cbs.sportsline.com." We amended our agreement with CBS in February 1999 to extend the term through 2006. Over the term of the agreement, we have the right to use certain CBS logos and television-related sports content and will receive extensive network television advertising and on-air promotions. This network television advertising and on-air promotions, as well as the association of our brand with CBS, are important elements of our strategy to increase awareness of the SportsLine brand and build traffic on our Web sites. Under the agreement, CBS has the right to receive specified percentages of our net revenues. The agreement requires us to maintain and operate our flagship Web site, cbs.sportsline.com, in accordance with certain guidelines and restrictions and to cease using any content on cbs.sportsline.com which CBS determines conflicts, interferes with or is detrimental to CBS's reputation or business or which becomes subject to any third party restriction or claim which would prohibit, limit or restrict the use of such content on the Internet. CBS has the right to terminate the agreement upon the acquisition by a CBS competitor of 40% or more of the voting power of our equity securities or in certain other circumstances, including if we breach a material term or condition or the agreement or if we become insolvent or subject to bankruptcy or similar proceedings.

      We cannot assure you that CBS will perform its obligations under the agreement, or that the agreement will significantly increase consumer awareness of our brand or build traffic on our Web sites. Any failure of CBS to perform its material obligations under the agreement, or the termination of the agreement prior to the end of its term, would have a material adverse effect on our business, results of operations and financial condition.

WE RELY ON OTHER STRATEGIC RELATIONSHIPS IN ORDER TO EXECUTE OUR BUSINESS PLAN

      In addition to our relationship with CBS, we have entered into other strategic relationships with sports superstars and personalities, sports organizations, commercial online services (such as AOL), third party Web sites (such as Excite and Netscape) and developers of browsers and other Internet-based products. We rely on these relationships to increase awareness of our brand among consumers, to create revenue opportunities and to obtain content for our Web sites. We cannot assure you that a party to any of our strategic agreements will perform its obligations as agreed or that we will be able to specifically enforce any such agreement. Many of these strategic agreements are short-term in nature and certain of these agreements may be terminated by either party on short notice. Our failure to maintain or renew these existing strategic relationships, to establish additional strategic relationships or to fully capitalize on any such relationship could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY

      The market for Internet services and products is relatively new, intensely competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of Web sites on the Internet competing for consumers' attention and spending has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. Competition could result in less user traffic to our Web sites, price reductions for our advertising, reduced margins or loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition.

      We compete for advertisers, viewers, members, content providers, merchandise sales and rights to sports events with the following categories of companies:

      o online services or Web sites targeted to sports enthusiasts generally (such as ESPN.com, CNN and Sports Illustrated's CNN/SI and Fox Sports) or to enthusiasts of particular sports (such as Web sites maintained by the NFL, the NBA and the NHL),

      o publishers and distributors of traditional off-line media (such as television, radio and print), including those targeted to sports enthusiasts, many of which have established or may establish Web sites,

      o general purpose consumer online services such as AOL and Microsoft Network, each of which provides access to sports-related content and services,

      o vendors of sports information, merchandise, products and services distributed through other means, including retail stores, mail, facsimile and private bulletin board services, and

      o Web search and retrieval services and portals, such as AltaVista, Excite, Go.com, Lycos, Netscape and Yahoo!, and other high-traffic Web sites.

      Our ability to compete depends on many factors, many of which are outside of our control. These factors include the quality of content provided by us and by our competitors, the ease of use of services developed either by us or by our competitors, the timing and market acceptance of new and enhanced services developed either by us or by our competitors, and sales and marketing efforts by us and our competitors.

      Based on our review of publicly available documents, we believe some of our existing competitors, as well as potential new competitors, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and substantially larger user or membership bases than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. In addition, some of these competitors may be able to respond more quickly than us to new or emerging technologies and changes in Internet user requirements and to devote greater resources than us to the development, promotion and sale of their services. There can be no assurance that our current or potential competitors will not develop products and services comparable or superior to those developed by us or adapt more quickly than us to new technologies, evolving industry trends or changing Internet user preferences. In addition, as we expand internationally we are likely to face new competition. There can be no assurance that we will be able to compete successfully against current and future competitors, or that competitive pressures would not have a material adverse effect on our business, results of operations and financial condition.

WE ARE DEPENDENT ON CERTAIN CONTENT PROVIDERS AND ARE REQUIRED TO MAKE SIGNIFICANT PAYMENTS TO SUCH CONTENT PROVIDERS

      We rely on independent content providers for sports news, scores, statistics and other sports information. Our future success depends, in significant part, on our ability to maintain and renew our relationships with these content providers and to build new relationships with other content providers. Our agreements with content providers generally are short-term and may be terminated by the content provider if we fail to fulfill our obligations under the applicable agreement. Some of our content providers compete with one another and, to some extent, with us for advertising and members. Termination of one or more significant content provider agreements would decrease the availability of sports news and information which we can offer our customers and could have a material adverse effect on our business, results of operations and financial condition.

      Most of our agreements with content providers are nonexclusive, and many of our competitors offer, or could offer, content that is similar or the same as that obtained by us from such content providers. In addition, the growing reach and use of the Internet have further intensified competition in this industry. Consumers have gained free access to certain information provided directly on the Internet by certain content providers. To the extent that content providers, including but not limited to our current suppliers, provide information to users at a lower cost than us or at minimal or no cost, our business, results of operations and financial condition could be materially adversely affected.

      Fees payable to content providers constitute a significant portion of our cost of revenue. There can be no assurance that these content providers will enter into or renew agreements with us on the same or similar terms as those currently in effect. If we are required to increase the fees payable to our content providers, such increased payments could have a material adverse effect on our business, results of operations and financial condition.

EFFECTIVELY MANAGING OUR GROWTH MAY BE DIFFICULT

      We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. This growth is likely to place a significant strain on our management, operational and financial resources and systems. To manage our growth, we must implement systems and train and manage our employees. In addition, it may become necessary to increase the capacity of our software, hardware and telecommunications systems on short notice. We cannot assure you that our management will be able to effectively or successfully manage our growth.

OUR ACQUISITION STRATEGY HAS CERTAIN RISKS

      Our acquisition strategy is subject to the following risks:

      o we may not be able to identify additional suitable acquisition candidates available for sale at reasonable prices,

      o acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures,

      o we may not be able to consummate any acquisition or successfully integrate services, products and personnel of any acquisition into our operations,

      o we may acquire companies in markets in which we have little experience, and

      o we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

OUR STRATEGY TO EXPAND INTERNATIONALLY HAS CERTAIN RISKS

      We plan to continue to expand our business internationally and expect that our international operations will be subject to most of the risks inherent in our business generally. We can not assure you that revenue from international operations will increase in the future or that operating losses will not be incurred from such operations. In addition, there are certain risks inherent in doing business in international markets, such as:

      o changes in regulatory requirements, tariffs and other trade barriers,

      o     fluctuations in currency exchange rates,

      o     potentially adverse tax consequences,

      o     difficulties in managing or overseeing foreign operations, and

      o differences in consumer preferences and requirements in different markets.

WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS

      Proprietary rights are important to our success and competitive position. In 1996, we were issued a United States trademark registration for our former SportsLine USA logo. We have applied to register in the United States a number of marks, several of which include the term "SportsLine." We have filed applications to register "SportsLine" marks in Australia, the United Kingdom and other countries. We can not assure you that we will be able to secure adequate protection for these trademarks in the United States or in foreign countries. Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our work. We also license content from third parties and it is possible that we could become subject to infringement actions based upon the content licensed from those third parties. We generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect us. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our technical and management personnel.

OUR BUSINESS IS AT RISK OF SYSTEM FAILURES, DELAYS AND INADEQUACY

      The performance of our Web sites is critical to our reputation and ability to attract and retain users, advertisers and members. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain undetected errors or failures when introduced. Any system error or failure that causes interruption in availability or an increase in response time could result in a loss of potential or existing users, advertisers or members and, if sustained or repeated, could reduce the attractiveness of our Web sites to users and advertisers. A sudden and significant increase in the number of users of our Web sites also could strain the capacity of the software, hardware or telecommunications systems we deploy, which could lead to slower response time or system failures. In addition, if the number of Web pages or users of our Web sites increases substantially, our hardware and software infrastructure may not be able to adequately handle the increased demand. Our operations also are dependent upon receipt of timely feeds and computer downloads from content providers, and any failure or delay in the transmission or receipt of such feeds and downloads, whether on account of our system failure, our content providers, the public network or otherwise, could disrupt our operations. Any failure or delay that causes interruptions in our operations could have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS IS DEPENDENT ON OUR KEY PERSONNEL

      Our future success depends, in part, upon the continued service of our senior management and other key personnel. Although we are the beneficiary of a key man life insurance policy covering Michael Levy, our President and Chief Executive Officer, and in June 1998 we entered into an employment agreement with Mr. Levy which continues in effect through December 31, 2003, the loss of his services or the services of one or more of our other executive officers or key employees could have a material adverse effect on our business, results of operations and financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified technical, editorial and managerial personnel. Competition for such personnel is intense, and we have, at times, experienced difficulties in attracting the desired number of such individuals.

OUR BUSINESS DEPENDS ON THE GROWTH OF THE INTERNET

      Our market is new and rapidly evolving. Our success is highly dependent upon continued growth in the use of the Internet generally and, in particular, as a medium for advertising, information services and commerce. Internet usage may be inhibited for a number of reasons, such as:

      o the Internet infrastructure may not be able to support the demands placed on it, and its performance and reliability may decline as usage grows,

      o security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers, and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems,

      o privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent, and

      o     the lack of availability of cost-effective, high-speed services.

      If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance or reliability may decline. In addition, Web sites may from time to time experience interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as usage of our Web sites, could be adversely affected.

ADOPTION OF THE INTERNET AS AN ADVERTISING MEDIUM IS UNCERTAIN

      Our business, results of operations and financial condition would be materially adversely affected if the Internet advertising market develops more slowly than we expect or if we are unsuccessful in increasing our advertising revenues. We derive a substantial portion of our revenue from the sale of advertisements on our Web sites. Since the Internet advertising market is new and rapidly evolving, we cannot yet gauge its effectiveness as compared to traditional advertising media.

      The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. These businesses may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Many potential advertisers have little or no experience using the Internet for advertising purposes. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising.

       Advertisers may not advertise on our Web sites or may pay less for advertising on our Web sites if they do not believe that they can reliably measure the effectiveness of Internet advertising or the demographics of the user viewing their advertisements. We use both internal measurements and measurements provided to us by third parties. If these third parties are unable to continue to provide these services, we would have to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business while we are replacing these services. In addition, we are implementing additional systems designed to record demographic data on our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

      To the extent that minimum guaranteed impression levels are not met ratably over the contract period, we defer recognition of the corresponding pro-rata portion of the revenues related to such unfulfilled obligation until the guaranteed impression levels are achieved. Advertising based on impressions, or the number of times an advertisement is delivered to users, comprises virtually all of our current revenues. To the extent that minimum impression levels are not achieved for any reason, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory.

      Our revenues could be adversely affected if we are unable to adapt to other Internet advertising pricing models that are adopted as industry standard. It is difficult to predict which, if any, pricing models for Internet advertising will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues.

WE MAY NOT BE ABLE TO ADAPT AS INTERNET TECHNOLOGIES AND CUSTOMER DEMANDS CONTINUE TO EVOLVE

      To be successful, we must adapt to rapidly changing Internet technologies by continually enhancing our Web sites and introducing new services to address our customers' changing demands. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incurred significant costs to adapt, or cannot adapt, to these changes.

CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE INTERNET

      A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If any such compromise of our security were to occur it could have a material adverse effect on our business, results of operations and financial condition. If someone is able to circumvent our security measures, such person could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that our activities or the activities of third party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches would not have a material adverse effect on our business, results of operations and financial condition.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

      Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our service, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition. There is, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

      Our contests and sweepstakes may be subject to state and federal laws governing lotteries and gambling. We seek to design our contest and sweepstakes rules to fall within exemptions from such laws and restricts participation to individuals over 18 years of age who reside in jurisdictions within the United States and Canada in which the contests and sweepstakes are lawful. We cannot assure you that our contests and sweepstakes will be exempt from such laws or that the applicability of such laws to us would not have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE LIABLE FOR THE CONTENT WE MAKE AVAILABLE ON THE INTERNET

      We may be subject to legal claims relating to the content we make available on our Web sites, or the downloading and distribution of such content. For example, persons may bring claims against us if material that is inappropriate for viewing by young children can be accessed from our Web sites. Claims could also involve such matters as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

WE MAY NOT BE ABLE TO ACQUIRE OR MAINTAIN EFFECTIVE WEB ADDRESSES

      We hold rights to various Web domain names, including "cbs.sportsline.com," "golfweb.com" and "vegasinsider.com," among others. Governmental agencies typically regulate domain names. These regulations are subject to change. We may not be able to acquire or maintain appropriate domain names in all countries in which we do business. Furthermore, regulations governing domain names may not protect our trademarks and similar proprietary rights. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of our trademarks and other proprietary rights.

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE

      The trading price of our common stock fluctuates significantly. For example, during the 52-week period ended May 31, 2000, the reported closing price of our common stock on the Nasdaq National Market was as high as $63.250 and as low as $10.125. The trading price of the common stock may fluctuate in response to a number of events and factors, such as:

      o     quarterly variations in operating results,

      o     announcements of technological innovations,

      o new services, products and strategic developments by us or our competitors,

      o changes in financial estimates or recommendations by securities analysts, and

      o     the operating and stock price performance of other companies.

      In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of companies within certain industry groups such as technology companies and Internet-related companies in particular, and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may materially adversely affect the trading price of our common stock, regardless of our operating performance.

                              SPORTSLINE.COM, INC.

      SportsLine.com, Inc., formerly SportsLine USA, Inc., is a leading Internet-based sports media company that provides branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. SportsLine produces and distributes original, interactive sports content, including editorials and analyses, radio shows, contests, games, fantasy league products and fan clubs. SportsLine also distributes a broad range of up-to-date news, scores, player and team statistics and standings, photos, audio clips and video clips obtained from CBS and other leading sports news organizations, as well as SportsLine's superstar athletes. SportsLine produces the official Web sites for several organizations including Major League Baseball, the PGA TOUR and NFL Europe League. In addition, SportsLine is the primary sports content provider for America Online, Excite and Netscape.

      SportsLine has established a number of important strategic relationships to increase awareness of the SportsLine brand, build traffic on its Web sites and develop proprietary programming. In March 1997, SportsLine established a strategic alliance with CBS pursuant to which SportsLine's flagship Web site was renamed "cbs.sportsline.com" and receives extensive network television advertising and on-air promotion, primarily during CBS television sports broadcasts such as the NFL, the NCAA Men's Basketball Tournament, NCAA Football, PGA TOUR events, U.S. Open tennis and the Daytona 500. The CBS agreement was amended in February 1999 to extend its term through 2006. SportsLine believes that its relationship with CBS, in particular the branding of its flagship Web site as "cbs.sportsline.com" and the promotion SportsLine receives on CBS television broadcasts, will enable it to establish SportsLine as a broadly recognized worldwide consumer brand. SportsLine also has distribution agreements and relationships with a number of other partners including America Online, Excite, Netscape, Westwood One, theglobe.com, Major League Baseball and the PGA TOUR.

      In May 1999, SportsLine established Sports.com Limited, formerly known as SportsLine Europe Limited, as a European-based, majority owned subsidiary. Intel Corporation, MediaOne Ventures and Reuters hold minority interests in Sports.com. In August 1999, the sports.com Web site was launched as the home of sports sites for fans of European sports, including soccer, rugby and cricket. Sports.com operates country-specific Web sites through locally based operating subsidiaries that deliver real-time, in-depth European sports content and programming that capitalizes on the Web's unique graphical and interactive capabilities. Sports.com has established local subsidiaries in the United Kingdom and France and plans to establish local subsidiaries in Germany, Italy and Spain within the next 12 months. Sports.com has formed strategic relationships with IMG, France Telecom Multimedia, Rete Srl and Manchester United.

                                 USE OF PROCEEDS

      All net proceeds from the sale of the shares of our common stock pursuant to this Prospectus will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the shares of our common stock. However, we could receive up to approximately $5.0 million upon exercise of all of the warrants held by the selling stockholders (of which there is no assurance), which will be used for working capital and other general corporate purposes.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

      In April 1999, we entered into a license agreement with PGA TOUR, Inc. ("PGA TOUR") pursuant to which we issued to PGA TOUR a warrant (the "PGA Warrant") to purchase 114,943 shares of our common stock at a price of $43.50 per share. The PGA Warrant vests and is exercisable in increments as set forth below:

        Shares of Common Stock                       Vesting Date                          Expiration Date
        ----------------------                       ------------                          ---------------
                40,231                              April 12, 1999                          April 11, 2002
                17,241                              January 1, 2001                         June 30, 2004
                17,241                              January 1, 2002                         June 30, 2004
                11,494                              January 1, 2003                         June 30, 2004
                28,736                              January 1, 2004                         June 30, 2004


         In April 2000, we issued 277,152 shares of our common stock to Data Broadcasting Corporation ("DBC") in connection with our purchase from DBC of certain assets related to the business of DBC Sports.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of June 1, 2000, the name of each selling stockholder, the number of shares of our common stock beneficially owned by such selling stockholder and the number of shares of common stock which may be sold from time to time by such selling stockholder pursuant to this prospectus. None of the selling stockholders has held any position or office (other than a non-officer employment relationship) or had a material relationship with us or any of our affiliates (other than as a result of the ownership of our common stock) within the past three years. The table has been prepared on the basis of the information furnished to us by or on behalf of each of the selling stockholders.

                                                    Number of Shares of Common Stock
                                                       Owned Prior to the Offering
                                                     ------------------------------     Shares Which May be Sold
Name of Selling Stockholder                              Number          Percent        Pursuant to this Prospectus (1)
---------------------------                          --------------      ----------     ---------------------------
Data Broadcasting Corporation......................    277,152              *               277,152
PGA TOUR, Inc......................................     40,231 (2)          *               114,943

------------------------
* Less than 1% of the outstanding common stock.

(1) The shares of common stock which may be sold pursuant to this prospectus are calculated assuming that the PGA Warrant is exercised in its entirety prior to expiration. The actual number of shares of common stock offered hereby and included in the Registration Statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock which may be issuable upon exercise of the PGA Warrant to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Excludes 74,712 shares issuable pursuant to the PGA Warrant that are not exercisable within 60 days. See "Issuance of Common Stock to Selling Stockholders."

                              PLAN OF DISTRIBUTION

      We will not receive any of the proceeds from the sales of the shares of our common stock pursuant to this Prospectus. However, we could receive up to approximately $5.0 million upon exercise of all of the PGA Warrants (of which there is no assurance). The shares of common stock offered hereby may be sold from time to time by the selling stockholders, or by their pledgees, donees, distributees, transferees or other successors in interest.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may sell the shares of common stock offered hereby by delivery of this prospectus from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which our common stock may from time to time be trading, may sell the shares offered hereby in privately negotiated transactions, may sell shares of common stock short and (if such short sales were effected pursuant hereto and a copy of this prospectus delivered therewith) deliver the shares offered hereby to close out such transactions, may engage in the sale of such shares through equity-swaps or the purchase or sale of options, may pledge the shares offered hereby to a broker or dealer or other financial institution, and upon default, the broker or dealer may effect sales of the pledged shares by delivery of this prospectus or as otherwise described herein or any combination thereof. The sale price to the public may be the market price for our common stock prevailing at the time of sale, a price related to such prevailing market price, at negotiated prices or such other price as the selling stockholders determine from time to time. The shares offered hereby may also be sold pursuant to Rule 144 under the Securities Act without delivery of this prospectus. The selling stockholders shall have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

      The selling stockholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

      To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

      To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

      Under applicable rules and regulations promulgated under the Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

      We have agreed to pay certain expenses of the offering and issuance of the shares of common stock covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the Commission. The selling stockholders will be indemnified by SportsLine against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. SportsLine will be indemnified by the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

      Upon a sale of common stock pursuant to this Registration Statement of which this prospectus forms a part, the common stock will be freely tradable in the hands of persons other than affiliates of SportsLine. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders.

      The selling stockholders have agreed to suspend sales upon notification that certain actions, such as amending or supplementing this prospectus, are required in order to comply with federal or state securities laws.

                                  LEGAL MATTERS

      Greenberg Traurig, P.A., Miami, Florida has provided us with an opinion as to legal matters in connection with the common stock offered by this prospectus.

                                     EXPERTS

      The consolidated balance sheets of SportsLine.com, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999 incorporated by reference in this Registration Statement and included in our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included therein in reliance upon the authority of such firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements, information statements and other information with the Commission. You can inspect and copy any such information we file with the Commission at the public reference facilities the Commission maintains at:

         Room 1024, Judiciary Plaza
         450 Fifth Street, N.W.
         Washington, D.C. 20549

      and at the SEC's Regional Offices located at:

         Suite 1400, Northwestern Atrium Center
         500 West Madison Street
         Chicago, Illinois  60661

      and

         13th Floor, Seven World Trade Center
         New York, New York  10048

      and you may also obtain copies of such material by mail from the Public Reference Section of the Commission at:

         450 Fifth Street, N.W.
         Washington, D.C.  20549

      at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

      The Commission also maintains a Web site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information. Our annual, quarterly and special reports, proxy statements, information statements and other information concerning SportsLine may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at:

         1735 K Street, N.W.
         Washington, D.C.  20006.

      This prospectus is part of a Registration Statement filed by us with the Commission. It does not contain all the information included or incorporated by reference in the Registration Statement. The full Registration Statement can be obtained from the Commission as indicated above or from us.

      The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the sale of all the shares of common stock covered by this prospectus:

      1. Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1999,

      2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000,

      3.    Our Current Report on Form 8-K/A filed on February 22, 2000,

      4. Our Proxy Statement for our 2000 Annual Meeting filed on April 28, 2000, and

      5. The description of our common stock contained in the Registration Statement on Form 8-A filed on November 7, 1997, under Section 12(g) of the Exchange Act.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      SportsLine.com, Inc.
      2200 West Cypress Creek Road
      Fort Lauderdale, Florida  33309
      Attention:  Investor Relations
      (954) 351-2120

      You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of SportsLine may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                              [Sportsline.com Logo]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other Expenses of Issuance And Distribution.

      The Company estimates that expenses payable by it in connection with the offering described in this registration statement will be as follows:

         Securities and Exchange Commission registration fee..................              $   1,501
         Printing expenses....................................................                  1,500
         Accounting fees and expenses.........................................                  5,000
         Legal fees and expenses..............................................                 10,000
         Miscellaneous........................................................                  1,999
                                                                                            ---------
              Total...........................................................              $  20,000

      All amounts except the Securities and Exchange Commission registration fee are estimated.

Item 15.      Indemnification of Directors and Officers.

      The Company has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided in such statute. The Company's Amended and Restated Certificate of Incorporation, incorporated by reference as Exhibit 3.2 to this Registration Statement, provides that the Company shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers, in the form incorporated by reference in this Registration Statement as Exhibit 10.2, wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

      At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 16.            Exhibits

Exhibit             Description
-------             -----------

   5.1            Opinion of Greenberg Traurig, P.A.
  23.1            Consent of Arthur Andersen LLP
  23.2            Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)
  24.1            Power of Attorney (see page II-3)


Item 17.      Undertakings

      (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on June 19, 2000.

                                            SPORTSLINE.COM, INC.



                                            By: /s/ Michael Levy
                                               -------------------------------
                                                    Michael Levy, President and
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Levy and Kenneth W. Sanders his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                                     Title                                          Date
         ---------                                     -----                                          ----
/s/ Michael Levy                              President,   Chief   Executive   Officer  and           June 19, 2000
-----------------------------------------     Director (principal executive officer)
Michael Levy


/s/ Kenneth W. Sanders                        Chief Financial Officer (principal financial            June 19, 2000
-----------------------------------------     and accounting officer)
Kenneth W. Sanders


/s/ Thomas Cullen                             Director                                                June 19, 2000
-----------------------------------------
Thomas Cullen


/s/ Gerry Hogan                               Director                                                June 19, 2000
-----------------------------------------
Gerry Hogan


/s/ Richard B. Horrow                          Director                                                June 19, 2000
-----------------------------------------
Richard B. Horrow


         Signature                                     Title                                          Date
         ---------                                     -----                                          ----
/s/ Joseph Lacob                              Director                                                June 19, 2000
-----------------------------------------
Joseph Lacob


/s/ Sean McManus                              Director                                                June 19, 2000
-----------------------------------------
Sean McManus


/s/ Andrew Nibley                             Director                                                June 19, 2000
-----------------------------------------
Andrew Nibley


/s/ Russell J. Pillar                         Director                                                June 19, 2000
-----------------------------------------
Russell J. Pillar


/s/ Michael P. Schulhof                       Director                                                June 19, 2000
-----------------------------------------
Michael P. Schulhof


/s/ James C. Walsh                           Director                                                June 19, 2000
-----------------------------------------
James C. Walsh


                                  EXHIBIT INDEX

5.1      Opinion of Greenberg Traurig, P.A.

23.1     Consent of Arthur Andersen LLP